Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Solid Second Quarter Results
Shareholder Conference Call 4:15 PM EST

San Diego, CA - August 14, 2013 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of fine coffees for the commercial, retail and direct sales channels, reported today its financial results for the second quarter of 2013.

Fiscal 2013 Second Quarter Results

For the second fiscal quarter ended June 30, 2013, Youngevity International’s revenue increased 8.9% to $20.9 million compared to $19.2 million for the same period in fiscal 2012. The increase in revenue is attributed primarily to the increase in our product offerings and the number of distributors resulting from our acquisitions during 2012, the effect of the annual convention which was held during the quarter ended June 30, 2013, while last year’s convention was held during the first quarter and the organic growth of the CLR Roasters private label business.

Youngevity International’s gross profit for the second fiscal quarter ended June 30, 2013 increased approximately 15.5% to $12.7 million compared to $11.0 million recorded in the same period last year.  The increase in gross profit as a percentage of revenues came primarily from the direct selling segment where we improved efficiencies in fulfillment costs and gained economies of scale as a result of an increase in revenues.

The Company reported second fiscal quarter 2013 net income of $662,000, compared to a net loss of ($36,000) for the quarter ended June 30, 2012.  The increase of $698,000 was attributable to the increase in income before income taxes of $809,000, offset by an increase in income tax provision of $111,000.

As of June 30, 2013, the Company’s cash and cash equivalents were $3.6 million and working capital of $2.5 million as compared to cash and cash equivalents of $3.0 million and a working capital of $1.4 million as of December 31, 2012. The increase in cash and improvement in net working capital was primarily due to increased revenues and earnings.

Fiscal 2013 First Six Months Results

For the six months ended June 30, 2013, the Company reported net revenue of $41.7 million, compared to $35.2 million for the same period in fiscal 2012, an18.5% increase.  Gross profit for the second quarter of fiscal year 2013 increased 25.5% to $25.1 million as compared to $20.0 million in the prior year period.

Net income for the second quarter of fiscal year 2013 was $1.7 million as compared to a net loss of $887,000 reported in the same period in fiscal 2012. The increase of $2.5 million was attributable to the increase in income before income taxes of $2.8 million offset by an increase in income tax provision of $301,000.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense, or “Adjusted EBITDA”, was $3.9 million for the six months ended June 30, 2013 compared to $732,000 in the same period for the prior year.

Dave Briskie, Chief Financial Officer of Youngevity International, Inc. said, “Our second quarter results reflect strong year-over-year improvements in revenue and cash flow and we are encouraged with our continued improvement in net income and the strengthening of our balance sheet.  Our profitability improvement strategy that we announced in Q3 2012 has delivered as anticipated and has helped better position the Company to execute its acquisition and international expansion strategy. ”

“Obviously with over a $3 million dollar improvement in adjusted EBITDA for the six months ended June 30, 2013 we are pleased with our progress through the second quarter,” said Steve Wallach, Chief Executive Officer of Youngevity International.  He continued, “Our goals are to deliver fundamental shareholder value and to become industry leaders in both the direct selling and commercial coffee segments.  We will work tirelessly until these objectives are met.”

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call.  Recorded calls are available in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International Inc. in July 2013.

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$20,893	$19,242	$41,720	$35,180
Cost of revenues	8,195	8,227	16,605	15,142
Gross profit	12,698	11,015	25,115	20,038
Operating expenses
Distributor compensation	8,313	8,178	16,044	14,730
Sales and marketing	1,416	834	2,196	1,996
General and adminstrative	1,888	2,013	4,347	3,889
Total operating expenses	11,617	11,025	22,587	20,615
Operating income (loss)	1,081	(10)	2,528	(577)
Other income (loss)	(1)	227	(1)	227
Interest expense, net	(299)	(245)	(555)	(521)
Total other expense	(300)	(18)	(556)	(294)
Income (loss) before income taxes	781	(28)	1,972	(871)
Income tax provision	119	8	317	16
Net income (loss)	$662	$(36)	$1,655	$(887)

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net Income (loss)	$662	$(36)	$1,655	$(887)
Add
Interest	299	245	555	521
Taxes	119	8	317	16
Depreciation	108	82	197	144
Amortization	379	385	758	756
EBITDA	1,567	684	3,482	550
Add
Share based compensation	128	182	427	182
Adjusted EBITDA	$1,695	$866	$3,909	$732

Youngevity International, Inc. - Investor Relations
John Zervas
800-982-3189 X 6509